Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mad Catz Interactive, Inc.:

We consent to the use of our report dated June 14, 2011, with respect to the consolidated balance sheets of Mad Catz Interactive, Inc. and subsidiaries as of March 31, 2011 and 2010, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2011, incorporated by reference herein.

/s/ KPMG LLP

San Diego, California

September 9, 2011